Exhibit 5.1

August 20, 2014

Flagstar Bancorp, Inc.
5151 Corporate Drive
Troy, Michigan 48098

Re:    Registration Statement on Form S-8 of
Flagstar Bancorp, Inc. (the "Registration Statement")

Ladies and Gentlemen:
I am the Senior Vice President and Deputy General Counsel for Flagstar Bancorp, Inc., a Michigan corporation (the "Company"). As such, I am familiar with the filing by the Company of a registration on Form S-8 for the offer and sale of up to 350,000 shares (the "Shares") of the Company’s Common Stock, par value $0.01 per share ("Common Stock"), issuable pursuant to the Flagstar Bank 401(k) Plan (the "401(k) Plan").

This opinion letter is delivered in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").
In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of: (i) the Registration Statement, as filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Amended and Restated Articles of Incorporation of the Company, as currently in effect; (iii) the Sixth Amended and Restated Bylaws of the Company, as currently in effect; (iv) the 401(k) Plan and (v) resolutions of the Board of Directors of the Company relating to, among other things, the reservation of the Common Stock under the 401(k) Plan and the filing of the Registration Statement. I have also examined such other documents as I deemed necessary or appropriate as a basis for the opinion set forth below.
In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized by the requisite corporate action on the part of the Company and, when paid for and delivered pursuant to the terms and in the manner set forth in the 401(k) Plan, and assuming that the Shares remain duly reserved within the limits of the Common Stock then remaining authorized, will be fully paid and nonassessable.
The foregoing opinion is limited to the Michigan Business Corporation Act. I express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is given as of the date hereof and I assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to my attention or any changes that may hereafter occur.
I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Marla G. Zwas
Marla G. Zwas
Senior Vice President and Deputy General Counsel
Flagstar Bancorp, Inc.